Exhibit 99.1

Contact:	Gary Thompson – Media Harrah’s Entertainment, Inc. (702) 407-6529	Jonathan Halkyard – Investors Harrah’s Entertainment, Inc. (702) 407-6080

Harrah’s Entertainment Announces Updated Preliminary Results of the Exchange Offers

and Tender Offers for Harrah’s Operating Company Debt Securities and Changes to

Terms of the Exchange Offers and Tender Offers

Over $5.4 Billion Bonds, or 63% of Outstanding Principal Amounts, Have Tendered in the Offers

Also Announces Receipt of Requisite Consents of Holders of Priority Level 3 Notes and Removal

of Maximum Exchange Amount

LAS VEGAS - March 26, 2009

Harrah’s Entertainment, Inc. (“HET”) announced today updated preliminary results to the previously announced private exchange offers (the “Exchange Offers”) by Harrah’s Operating Company, Inc. (“HOC”) to exchange new 10.0% Second-Priority Senior Secured Notes due 2018 (the “New Second Lien Notes”) for the outstanding securities listed below (collectively, the “Old Notes”) issued by HOC, the previously announced tender offers (the “HBC Tender Offers”) by Harrah’s BC, Inc. (“HBC”) for Old Notes listed below as having an Acceptance Priority Level of 2 (collectively, the “Priority 2 Notes”) that participate in the Exchange Offers and the previously announced cash tender offers (the “Retail Cash Tender Offers”) by HOC to all holders of Old Notes that are not eligible to participate in the Exchange Offers.

CUSIP/ISIN	Old Notes	Acceptance Priority Level
413627AQ3 / US413627AQ32	5.50% Senior Notes due 2010	1
700690AQ3 / US700690AQ34	7.875% Senior Subordinated Notes due 2010	1
413627AH3 / US413627AH33	8.0% Senior Notes due 2011	1
700690AL4 / US700690AL47
700690AK6 / US700690AK63	8.125% Senior Subordinated Notes due 2011	1
413627AN0 / US413627AN01	5.375% Senior Notes due 2013	1
413627AU4 / US413627AU44	5.625% Senior Notes due 2015	2
413627AX8 / US413627AX82	6.5% Senior Notes due 2016	2
413627AW0 / US413627AW00	5.75% Senior Notes due 2017	2
413627 BF6 / US413627BF67	10.75%/11.5% Senior Toggle Notes due 2018	3
413627BE9 / US413627BE92
413627AY6 / US413627AY65	10.75% Senior Notes due 2016	3
U24658AJ2 / USU24658AJ23

As of 5:00 p.m., New York City time, on March 25, 2009 (the “Early Tender Date”), (i) approximately $4.9 billion principal amount of Old Notes had been validly tendered and not withdrawn for exchange for New Second Lien Notes, (ii) approximately $449 million principal amount of Priority 2 Notes had been validly tendered and not withdrawn in connection with the HBC Tender Offers and (iii) approximately $23 million of Old Notes had been validly tendered and not withdrawn in connection with the Retail Cash Tender Offers.

As of the Early Tender Date, requisite consents pursuant to the Consent Solicitations by HOC for and relating to its Old Notes (the “Consent Solicitations”) from holders of Old Notes having an Acceptance Level of Priority 3 (the “Priority 3 Notes”) have been received. As a result of the receipt of such requisite consents, HET and HOC intend, promptly, to enter into a supplemental indenture with the trustee under the indenture for the Priority 3 Notes that gives effect to the proposed amendments described in the confidential offering memorandum and consent solicitation statement, dated March 5, 2009 (the “Offering Memorandum”) and the related supplement dated March 17, 2009 (together with the Offering Memorandum and the Second Offering Supplement (as defined below), the “Offering Documents”). The proposed amendments will eliminate or waive substantially all of the restrictive covenants contained in the indenture and the Priority 3 Notes, eliminate certain events of default, modify covenants regarding mergers and consolidations, and modify or eliminate certain other provisions, including certain provisions relating to defeasance, contained in the indenture and the Priority 3 Notes, and will become operative when HET and HOC accept for exchange the Old Notes validly tendered pursuant to the terms of the Offering Documents.

Additionally, as a result of the receipt of the requisite consents from holders of Priority 3 Notes, the Maximum Exchange Amount (as described in the Offering Documents) will not apply to the Exchange Offers, and therefore all Priority 3 Notes validly tendered and not withdrawn will be accepted, and the aggregate principal amount of New Second Lien Notes issued in exchange for the Old Notes will no longer be limited to $2.8 billion.

Changes to the Exchange Offers, HBC Tender Offers and Retail Cash Tender Offers

HET announced today that the Expiration Date for each of the Exchange Offers, the HBC Tender Offers and the Retail Cash Tender Offers has been extended to midnight, New York City time, on April 8, 2009. HET also announced the following changes to the Exchange Offers, the HBC Tender Offers and the Retail Cash Tender Offers.

Exchange Offers

With respect to the Exchange Offers for its 5.375% Senior Notes due 2013 (the “2013 Notes”) and Priority 2 Notes, HOC has increased the Total Consideration (as defined in the Offering Documents) for the Exchange Offers described in Offering Documents to $500 per $1,000 principal amount of such Old Notes tendered. HOC will issue a principal amount of New Second Lien Notes equal to the Total Consideration as increased hereby to all holders whose 2013 Notes and Priority 2 Notes are validly tendered and accepted by HOC prior to the Expiration Date (as defined in the Offering Documents and extended herein). Previously, holders of the 2013 Notes and Priority 2 Notes were required to have tendered their Old Notes prior to the Early Tender Date (as defined in the Offering Documents) to receive the Total Consideration.

In addition, with respect to the Exchange Offers for its Priority 3 Notes, HOC will issue a principal amount of New Second Lien Notes equal to the Total Consideration described in the Offering Documents to holders whose Priority 3 Notes are validly tendered and accepted by HOC prior to the Expiration Date. Previously, holders of Priority 3 Notes were required to have tendered their Old Notes prior to the Early Tender Date to receive the Total Consideration. Similarly holders of HOC’s senior unsecured PIK toggle interim loans and senior unsecured cash pay interim loans who surrender their loans pursuant to the Interim Loans Exchange Offer (as defined in the Offering Documents) prior to the Expiration Date of the Exchange Offers will also receive the same consideration for their outstanding loans as holders of the Priority 3 Notes receive in the Exchange Offers whether such loans were tendered before or after the Early Tender Date.

HBC Tender Offers

HBC is increasing the purchase price in the HBC Tender Offers for the Priority 2 Notes to $185.00 per $1,000 principal amount of such Priority 2 Notes validly tendered and accepted by HBC prior to the Expiration Date. Holders who have validly tendered such Priority 2 Notes in the HBC Tender Offers prior to the Early Tender Date will also receive $185.00 per $1,000 principal amount for such Priority 2 Notes validly tendered and accepted by HBC.

Retail Cash Tender Offers

With respect to the Retail Cash Tender Offers for 2013 Notes and Priority 2 Notes, HOC has increased the Total Consideration (as defined in the offer to purchase dated March 5, 2009 and the related supplement dated March 17, 2009 for the Retail Cash Tender Offers (together with the Second Retail Supplement (as defined below), the “Retail Offering Documents”)) to $185.00 per $1,000 principal amount of such Old Notes tendered. HOC will pay the Total Consideration as increased hereby to holders whose 2013 Notes and Priority 2 Notes are validly tendered and accepted by HOC prior to the Expiration Date for the Retail Cash Tender Offers (as defined in the Retail Offering Documents and extended herein). Previously, holders of the 2013 Notes and Priority 2 Notes were required to have tendered their Old Notes prior to the Early Tender Date (as defined in the Retail Offering Documents) to receive the Total Consideration.

HOC will pay the Total Consideration for the Retail Cash Tender Offers described in the Retail Offering Documents to holders whose Priority 3 Notes are validly tendered and accepted by HOC prior to the Expiration Date. Previously, holders of such Old Notes were required to have tendered their Old Notes prior to the Early Tender Date for the Retail Cash Tender Offers to receive the Total Consideration.

Except for the changes described above and the extensions of the Expiration Date for each of the Exchange Offers, HBC Tender Offers and Retail Cash Tender Offers, all of the conditions set forth in (i) the Offering Documents and (ii) the Retail Offering Documents remain unchanged, however, HOC is issuing a second supplement to each of the Offering Documents (the “Second Offering Supplement”) and the Retail Offering Documents (the “Second Retail Supplement”) containing updated information relating to such changes. The Second Offering Supplement and the Second Retail Offering Supplement may be obtained by contacting Global Bondholder Service Corporation, the information agent for the offers, at (866) 736-2200 (Toll-Free) or (212) 925-1630 (Collect).

The Exchange Offers and HBC Tender Offers are not conditioned on a minimum principal amount of Old Notes being tendered or the issuance of a minimum principal amount of New Second Lien Notes. However, the Exchange Offers and the HBC Tender Offers are subject to certain other terms and conditions, as more fully described in the Offering Documents and Consent and related Letter of Transmittal (collectively, the “Offer Materials”). The Retail Cash Tender Offers are subject to the conditions set forth in the Retail Offering Documents and the Letter of Transmittal (the “Retail Offer Materials”). In addition, HOC has the right to terminate or withdraw any of the Exchange Offers, HBC Tender Offers and Retail Cash Tender Offers at any time and for any reason, including if any of the conditions described in the Offering Documents or Retail Offering Documents, as applicable, are not satisfied.

The Exchange Offers and the HBC Tender Offers are being made only to qualified institutional buyers and accredited investors and to certain non-U.S. investors located outside the United States. The Offer Materials and the other documents relating to the Exchange Offers, Consent Solicitations and the HBC Tender Offers will only be distributed to holders who complete and return a letter of eligibility confirming that they are within the category of eligible investors for the Exchange Offers and the HBC Tender Offers. The Retail Offer Materials and the other documents relating to the Retail Cash Tender Offers will only be distributed to holders who complete and return a letter of eligibility confirming that they are within the category of eligible investors for the Retail Cash Tender Offers. Noteholders who desire a copy of either eligibility letter should contact Global Bondholder Service Corporation, the information agent for the offers, at (866) 736-2200 (Toll-Free) or (212) 925-1630 (Collect).

About Harrah’s Entertainment

Harrah’s Entertainment, Inc. is the world’s largest provider of branded casino entertainment. Since its beginning in Reno, Nevada, more than 70 years ago, Harrah’s has grown through development of new properties, expansions and acquisitions, and now operates casinos on four continents. The company’s properties operate primarily under the Harrah’s®, Caesars® and Horseshoe® brand names; Harrah’s also owns the London Clubs International family of casinos and the World Series of Poker®. Harrah’s Entertainment is focused on building loyalty and value with its customers through a unique combination of great service, excellent products, unsurpassed distribution, operational excellence and technology leadership. For more information, please visit www.harrahs.com.

This release includes “forward-looking statements.” You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contain words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue” or “pursue,” or the negative or other variations thereof or comparable terminology. In particular, they include statements relating to, among other things, future actions, new projects, strategies, future performance, the outcomes of contingencies and future financial results of Harrah’s. These forward-looking statements are based on current expectations and projections about future events.

Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified and, consequently, the actual performance of Harrah’s may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors, as well as other factors described from time to time in our reports filed with the Securities and Exchange Commission (including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein): the impact of the company’s significant indebtedness; the effects of local and national economic, credit and capital market conditions on the economy in general, and on the gaming and hotel industries in particular; construction factors, including delays, increased costs for labor and materials, availability of labor and materials, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters and building permit issues; the effects of environmental and structural building conditions relating to our properties; access to available and reasonable financing on a timely basis; the ability to timely and cost effectively integrate acquisition into our operations; changes in laws, including increased tax rates, smoking bans, regulations or accounting standards, third-party relations and approvals, and decisions of courts, regulators and governmental bodies; litigation outcomes and judicial actions, including gaming legislative action, referenda and taxation; the ability of our customer-tracking, customer loyalty and yield-management programs to continue to increase customer loyalty and same store sales or hotel sales; our ability to recoup costs of capital investments through higher revenues; acts of war or terrorist incidents or natural disasters; abnormal gaming holds; the potential difficulties in employee retention as a result of the sale of the company to affiliates of TPG Capital and Apollo Management; and the effects of competition, including locations of competitors and operating and market competition.

Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. Harrah’s disclaims any obligation to update the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date stated, or if no date is stated, as of the date of this press release.